Exhibit 10.2A

FIRST AMENDMENT TO THE AGREEMENT AND GENERAL RELEASE

This First Amendment (“Amendment”) to the Agreement and General Release (the “Agreement”) is entered into by Ellen Wolf (the “Executive”) and American Water Works Company, Inc. (“American Water” or the “Company”).

WHEREAS, the Executive and the Company entered into an Agreement and General Release that was executed by the parties on March 25, 2013 (the “Agreement”) and

WHEREAS, the Executive and the Company have agreed to make changes to the Agreement to reflect their intent on hours worked by the Executive during the Consult Period described in the Agreement.

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Section 3 of the Agreement is hereby deleted and replaced in its entirety with the following:

3.	Post-Employment Consult Period. For a period commencing at the conclusion of the Transition Period and the Executive’s Retirement from Employment Date and ending on the close of business on August 30, 2013 (the “Consult Period”), the Executive shall be reasonably available to answer questions and provide assistance on matters for which the Executive has knowledge or relevant information. Such reasonable assistance shall not be construed to require the Executive to provide more than de minimis services of up to one hundred (100) hours during the Consult Period without compensation.

a.	During the Consult Period, the Executive’s physical presence in the office will not be required unless mutually agreed to by the Executive, the President and Chief Executive Officer or his designee and/or the succeeding Senior Vice President & Chief Financial Officer (the “CFO”) or her designee.

b.	If the Company requests the Executive to perform any work or to be physically present in the office during the Consult Period in excess of the one-hundred (100) hours of service described in Section 3, the Employer will compensate the Executive at the hourly rate of Three Hundred Sixty Nine Dollars and Twenty-One Cents ($369.21), less all applicable federal, state and local taxes and deductions.

2.	This Amendment embodies the entire agreement between the Executive and the Company with respect to the Amendment of the Agreement. In the event of any conflict or inconsistency between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall control and govern.

3.	Except as specifically modified and amended herein, all of the terms, provisions, requirements and specifications contained in the Agreement remain in full force and effect. Except as otherwise expressly provided herein, the parties do not intend to, and the execution of this Amendment shall not, in any manner impair the Agreement, the purpose of this Amendment being simply to amend and ratify the Agreement, as hereby amended and ratified, and to confirm and carry forward the Agreement, as hereby amended, in full force and effect.

4.	This Amendment shall be construed and governed by the laws of the state of New Jersey

The Company and the Executive have carefully read and understand all of the provisions of this Amendment. They enter into this Amendment freely, knowingly, and voluntarily. In entering into this Amendment, neither the Company nor the Executive is relying upon any representations or promises not expressly set forth in this Agreement. Intending to be legally bound to this Amendment, the Company’s representative and the Executive sign their names below.

IN WITNESS WHEREOF, the Parties hereunto have executed this Amendment as of the date set forth below.

AMERICAN WATER WORKS COMPANY, INC.

By:	/s/ Ellen Wolf	By:	/s/ Jeffry Sterba
	Ellen Wolf		President and Chief Executive Officer

Date:	March 27, 2013	Date: March 27, 2013

2	Ellen Wolf’s Initials